UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2025

Rent the Runway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40958	80-0376379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rent the Runway, Inc.

10 Jay Street

Brooklyn, New York 11201

(Address of principal executive offices, including zip code)

(212) 524-6860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	RENT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On October 28, 2025, Rent the Runway, Inc. (the “Company”) completed the previously announced recapitalization transactions to enhance the Company’s financial position and financial flexibility by significantly reducing its existing indebtedness, improving its borrowing rate and extending the maturity of its remaining indebtedness (the “Recapitalization Transactions”).

Upon the closing of the Recapitalization Transactions, the Company entered into an amended and restated credit agreement, dated as of October 28, 2025 (the “New Credit Agreement”), by and among the Company, as borrower, CHS (US) Management LLC, as administrative agent (the “Agent”), and CHS US Investments LLC (“Lender”), Gateway Runway, LLC (“Nexus”) and S3 RR Aggregator, LLC, as lenders (“STORY3” and, collectively with Lender and Nexus, the “Investor Group”).

On October 28, 2025, Lender exchanged $100 million of existing outstanding indebtedness owing to Lender under the Company’s credit agreement, dated as of July 23, 2018 (the “Existing Credit Agreement”), by and among the Company, as borrower, the lenders from time to time party thereto and the Agent (as successor-in-interest to Double Helix Pte Ltd.), on a dollar-for-dollar cashless basis for new term loans under the New Credit Agreement. Lender contributed the remaining indebtedness owing to Lender under the Existing Credit Agreement to the Company in exchange for 26,175,193 newly issued shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and the Existing Credit Agreement was amended and restated. The Investor Group also provided an additional $20 million of term loans under the New Credit Agreement, resulting in a total aggregate principal amount of $120 million as of the closing of the Recapitalization Transactions.

The New Credit Agreement requires the Company to comply with specified non-financial covenants, including, but not limited to, restrictions on the incurrence of debt, payment of dividends, making of investments, sale of assets, mergers and acquisitions, modifications of certain agreements and its fiscal year, and granting of liens. Term loans under the New Credit Agreement will mature on October 28, 2029, and will bear interest, at the Company’s option, at either (i) a bank reference rate, plus 4.00% or (ii) term SOFR plus 5.00%, in each case per annum. The New Credit Agreement contains various events of default, the occurrence of which could result in the acceleration of obligations under the facility. The New Credit Agreement also modifies the Existing Credit Agreement in certain respects, including by temporarily reducing the minimum liquidity maintenance covenant from $30 million to $15 million during the period from October 28, 2025 until February 20, 2027, which reverts thereafter to $30 million.

The description of the terms of the New Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the New Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K as it relates to the Existing Credit Agreement is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K as it relates to the New Credit Agreement is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 5.02 of this Current Report on Form 8-K as it relates to the Company’s non-compliance with Rule 5605(c)(2)(A) of The Nasdaq Stock Market LLC (the “Nasdaq”) is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Rights Offering Backstop Commitment

On October 21, 2025, the subscription period for the Company’s previously announced $12,500,000 rights offering (the “Rights Offering”) expired. Subscribers in the Rights Offering exercised rights to purchase an aggregate of 742,956 shares of Class A Common Stock, and the gross proceeds received from subscribers in the Rights Offering was approximately $3.0 million.

Pursuant to the Rights Offering Backstop Agreement, dated as of August 20, 2025, by and among the Company and the Investor Group, the Investor Group agreed to purchase all unsubscribed shares of Class A Common Stock to be issued in connection with the Rights Offering at a price of $4.08 per share (the “Backstop Commitment”). In satisfaction of the

Backstop Commitment, the Company issued an aggregate of 2,320,769 shares of Class A Common Stock to the Investor Group, of which 1,624,539 shares were purchased by Lender, 348,115 shares were purchased by Nexus and 348,115 shares were purchased by STORY3. The gross proceeds received by the Company from the Backstop Commitment were approximately $9.5 million. All shares issued in satisfaction of the Backstop Commitment were issued in a transaction pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Term Loan Equitization

On October 28, 2025, in connection with the closing of the Recapitalization Transactions, pursuant to the terms of the Exchange Agreement, dated as of August 20, 2025 (the “Exchange Agreement”), by and between the Company and Lender, Lender contributed all amounts owing to Lender under the Existing Credit Agreement in excess of $100 million in exchange for 26,175,193 shares of Class A Common Stock (the “Term Loan Equitization”), of which 7,852,558 shares were subsequently sold by Lender to Nexus and STORY3 for gross proceeds of $30.0 million. All shares issued in connection with the Term Loan Equitization were issued in a transaction pursuant to Section 4(a)(2) of the Securities Act.

Item 5.01	Changes in Control of Registrant.

As a result of the consummation of the Recapitalization Transactions and the other transactions described herein, a change of control of the Company occurred on October 28, 2025. As of such date, Lender held 19,983,656 shares of Class A Common Stock, representing approximately 59.9% of the voting power of the Company’s outstanding Class A Common Stock. On October 28, 2025, in connection with the closing of the Recapitalization Transactions, all outstanding shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), were converted into shares of Class A Common Stock on a one-for-one basis, such that no shares of Class B Common Stock remain outstanding.

Lender, Nexus, STORY3, Jennifer Y. Hyman, the Chief Executive Officer of the Company, and certain other parties are party to an investor rights agreement, dated August 20, 2025 (the “Investor Rights Agreement”). A summary of the material terms of the Investor Rights Agreement is contained in our Current Report on Form 8-K filed with the SEC on August 20, 2025 (the “Signing 8-K”). That summary is qualified in its entirety by reference to the full text of the Investor Rights Agreement, which was filed as Exhibit 10.2 to the Signing 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Investor Rights Agreement and the Exchange Agreement, the Company and Lender agreed to take all commercially reasonable actions as may be necessary to cause, as of the closing of the Recapitalization Transactions, the board of directors of the Company (the “Board”) to consist of seven members, including Jennifer Hyman, a director selected by Ms. Hyman and approved by the Investor Group, a director designated by Nexus, a director designated by STORY3 and three directors designated by the Board (such three directors, the “Investor Directors”).

On August 20, 2025, Timothy Bixby, Jennifer Fleiss, Scott Friend, Beth Kaplan, Daniel Rosensweig and Michael Roth tendered their resignation from the Board and all committees on which they serve, contingent upon the consummation of the Recapitalization Transactions and the Board accepting such resignations, to be effective upon acceptance (the “Resignations”). On October 28, 2025, the Board accepted the Resignations, effective immediately. The Resignations were not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and were tendered solely to facilitate the Recapitalization Transactions and reconstitute the Board pursuant to the terms of the Exchange Agreement and Investor Rights Agreement, as described above.

On October 28, 2025, the Board appointed Teri Bariquit, Peter Comisar, Dhiren Fonseca, Damian Giangiacomo and Daniel Rosensweig to serve as directors pursuant to the Exchange Agreement, effective immediately. Mr. Comisar and Mr. Giangiacomo were appointed to serve as Class I directors, Ms. Bariquit and Mr. Rosensweig were appointed to serve as Class II directors and Mr. Fonseca was appointed to serve as a Class III director, with Ms. Hyman remaining on the Board as a Class III director. While as of the closing of the Recapitalization Transactions the Board consists of six directors, the Investor Group has advised the Company that it is continuing to use commercially reasonable efforts to identify and designate a third Investor Director to the Board and intends to do so as promptly as practicable. Concurrently with their appointments to the Board, Mr. Giangiacomo and Mr. Rosensweig were appointed to the Audit Committee, and Mr. Fonseca was appointed to serve as Executive Chair of the Board.

As a result of the Resignations, the Audit Committee will consist of two members. On October 28, 2025, the Company notified the Nasdaq of its non-compliance with Nasdaq Rule 5605(c)(2)(A), which requires that the Audit Committee be comprised of three independent directors, and its intent to rely on the cure period provided by Nasdaq Rule 5605(c)(4)(B). The Company intends to appoint an independent director to the Audit Committee no later than the Company’s 2026 annual meeting of stockholders, as provided by Nasdaq Rule 5605(c)(4)(B).

The Board determined that each of Ms. Bariquit, Mr. Giangiacomo and Mr. Rosensweig meets all of the applicable standards of independence for members of the Board established by (i) the laws, rules and regulations of the Securities and Exchange Commission and (ii) the listing standards of the Nasdaq. There are no arrangements or understandings between Ms. Bariquit, Mr. Comisar, Mr. Fonseca, Mr. Giangiacomo or Mr. Rosensweig and any other persons pursuant to which they were selected as directors, except as described herein with respect to the Exchange Agreement and the Investor Rights Agreement.

In connection with their appointments, each of Ms. Bariquit, Mr. Comisar, Mr. Fonseca and Mr. Giangiacomo will enter into a standard indemnification agreement with the Company in the form previously approved by the Board.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2025, the Board amended and restated the Company’s bylaws (the “Second Amended & Restated Bylaws”), effective as of the Closing Date. The Second Amended & Restated Bylaws were amended to (i) remove provisions related to the appointment of a lead independent director, (ii) add provisions to clarify that Lender will not be subject to certain notice procedures so long as the Investor Rights Agreement remains in effect and (iii) include certain technical amendments with respect to the adjournment of stockholder meetings and the availability of stockholder lists, among other matters. The foregoing description of the amendments to the Second Amended & Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended & Restated Bylaws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events.

On October 28, 2025, the Company issued a press release announcing the closing of the Recapitalization Transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Second Amended & Restated Bylaws
10.1	Amended and Restated Credit Agreement, dated October 28, 2025, by and among Rent the Runway, Inc., as borrower, CHS (US) Management LLC, as administrative agent, and CHS US Investments LLC, Gateway Runway, LLC and S3 RR Aggregator, LLC, as lenders
99.1	Press release, dated October 28, 2025, announcing the closing of the Recapitalization Transactions
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT THE RUNWAY, INC.

By:	/s/ Siddharth Thacker
Name:	Siddharth Thacker
Title:	Chief Financial Officer

Dated: October 28, 2025